Exhbit 5.1

October 29, 2026

VIA Email:

Ja-Lika Corporation

Attn: Catiene Machado Albuquerque Assumpсao

1309 Coffeen Avenue, Suite1200 Sheridan, WY 82801 manager@jalika.net

RE: OPINION LETTER REGARDING EFFECTIVENESS OF, AND SHARES SOLD PURSUANT TO, THE

REGISTRATION STATEMENT ON FORM S-1

Members of the Board:

BoneLex (the “Firm”) has acted as counsel to Ja-Lika Corporation, a Wyoming corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,000,000 shares of the Company’s common stock.

In our capacity as legal counsel to the Company, the Firm has reviewed organizational documents, the Registration Statement, and other governing documents of the Company associated with the issuance of a maximum of 4,000,000 shares of common stock as set out and described in the Registration Statement. The Firm has not been asked to provide a review of the corporate structure, governance or operations associated with any related-party to the Company in connection with the Registration Statement, including but not limited to, those affiliates and subsidiaries disclosed in the Registration Statement, and thus no opinion is incorporated herein.

The Firm has examined, amongst other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended, (iii) the Company’s Bylaws, as amended (iv) applicable resolutions of the Company’s Board of Directors, (v) the books and records of the Company, and (vi) other documents as the Firm has deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

The Firm has made certain assumptions in forming its opinion and providing its consent to use this opinion letter as an exhibit to the Registration Statement. The Firm has assumed the legal capacity of all natural persons. It has further assumed the genuineness and authenticity of all signatures (handwritten, electronic or otherwise) and documents produced by the Company, whether such documents were in electronic format, copies or facsimiles.

As to those material facts set forth in the Registration Statement that the Firm could not independently establish or verify, the Firm has relied upon your statements and representations, as the Company’s chief executive officer. Based upon the foregoing, and based upon the undersigned’s education, experience and training, the Firm opines that:

(a)  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Wyoming, as amended, including statutory provisions and reported judicial decisions interpreting those laws;

(b)  The Company has taken all requisite corporate action and all other action recognized as being consistent with standards of proper corporate governance required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(c) The total shares of common stock issued and outstanding in the Company as of the date of this correspondence is 1,800,000, all of which are duly authorized, validly issued, fully paid and non- assessable, unencumbered and not subject to any actual or threatened litigation, and not subject to any defaults or failures by the Company in filing annual reports with the State of Wyoming;

(d) The Company does not have any authorized preferred stock;

(e)  The 4,000,000 shares of common stock being registered in this Form S-1 are duly authorized, and once issued, shall be validly issued, fully paid and non-assessable;

(f)  The rights, duties and obligations related to the 4,000,000 shares of common stock being offered in the Registration Statement are governed by the Articles of Incorporation and Bylaws of the Company, and where necessary, Wyoming law; and

(g)	Questionnaires, if completed and signed by the Company, are truthful in all respect.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Wyoming, the jurisdiction of its incorporation, and has full corporate power as described in the Registration Statement.

The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, as defined in the Articles of Incorporation, with a par value of $0.001 per share, of which there are 1,800,000 shares issued and outstanding. The Company does not have any class of Preferred Stock. The Company has taken proper corporate action to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the “Shares,” as defined in the Registration Statement), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock.

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This correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm’s opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the attorney-client privilege as to unrelated or future matters.

I consent to the prospectus discussion of any and all legal opinions disclosed in the Registration Statement. This opinion is being furnished to the Company solely in connection with the Company’s filing of the Registration Statement with the Commission, and the Firm hereby consents to the use of this opinion as an exhibit thereto. In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. Please feel free to contact me with any questions.

Very Truly Yours,

Devin W. Bone, Principal

BONELEX